Exhibit 99.1

Press Release dated May 7, 2004, reporting the results of operations of VantageMed Corporation for the first quarter of 2004

VantageMed Announces First Quarter 2004 Results

RANCHO CORDOVA, Calif.—May 7, 2004—VantageMed Corporation (OTCBB: VMDC.OB) today announced financial results for the quarter ended March 31, 2004. Total revenues for the quarter ended March 31, 2004 were $5.1 million compared to $5.3 million for the quarter ended March 31, 2003.

Net loss before interest, taxes, depreciation and amortization (EBITDA) totaled $574,000 for the quarter ended March 31, 2004. This compares to an EBITDA loss of $722,000 for the year ago quarter ended March 31, 2003. We present EBITDA because we believe it provides an alternative measure by which to evaluate our performance. EBITDA is not a measurement defined by GAAP and should not be considered an alternative to, or more meaningful than, information presented in accordance with GAAP.

VantageMed reported a net loss of $706,000, or $0.08 per basic and diluted share, for the quarter ended March 31, 2004 compared to a net loss of $965,000, or $0.11 per basic and diluted share, for the year ago quarter ended March 31, 2003. The improvement in net loss is a direct result of continued cost reduction efforts and operational efficiencies.

Richard M. Brooks, Chairman and Chief Executive Officer, commented, “We are pleased with our sales and marketing efforts as we have seen a continued strong demand for our RidgeMark product. In the first quarter, we signed 65 RidgeMark orders as compared to 11 from a year ago, which shows continued acceptance of the RidgeMark product in the marketplace. Installations of these systems have not happened as quickly as we would have liked, thus increasing our backlog and delaying revenue to future periods. We have made recent key hires in our client services organization, including a new Vice President of Client Services, Jeff Schuett and are expecting improved delivery capabilities in future periods.”

VantageMed will be hosting a conference call related to first quarter 2004 earnings today, May 7, 2004 at 5:00 P.M. Eastern Time and will be broadcasting the call live over the Internet at http://www.firstcallevents.com/service/ajwz406147443gf12.html. A direct link will also be available on the company’s website at www.vantagemed.com and a playback of the call will be available for 90 days.

VantageMed is a provider of healthcare information systems and services distributed to over 12,000 customer sites nationally. Our suite of software products and services automates administrative, financial, clinical and management functions for physicians and other healthcare providers and provider organizations.

This press release may be deemed to contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements are made as of today’s date and we do not undertake any obligation to update forward-looking statements. You can identify such statements by our use of such words as “should”, “expect,” “will,” “intends,” and similar words and phrases which denote future events and which may depend on the future performance of the Company. Our assumptions underlying these statements are also “forward-looking” statements. Forward-looking statements are based on information and assumptions that are dynamic in nature and subject to rapid and sometimes abrupt changes. Our forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the statements. These risks and uncertainties include risks related to our failure to improve our operating cash flow, the inability of our restructuring efforts to improve profitability and our inability to increase our revenue or to grow the sales of our products. Our forward-looking statements are also subject to important risks and uncertainties detailed in our latest reports filed with the SEC and available on its website at www.sec.gov.

INVESTOR RELATIONS CONTACT:	MEDIA CONTACT:
VantageMed Corporation	VantageMed Corporation
Liesel Loesch	Jennifer Morgano
(916) 638-4744, ext. 213	(510) 536-6012
investor@vantagemed.com	jmorgano@vantagemed.com

VantageMed Corporation

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	Mar. 31 2004	Mar. 31 2003
Revenues:
Software and systems	$1,102	$1,220
Customer support	2,816	2,913
Electronic services	1,147	1,205
Total revenues	5,065	5,338

Cost of revenues:
Software and systems	468	520
Customer support	1,758	1,830
Electronic services	630	820
Total cost of revenues	2,856	3,170

Total gross margin	2,209	2,168

Operating expenses:
Selling, general and administrative	2,051	2,243
Product development	719	537
Depreciation and amortization	126	242
Stock-based compensation	13	2
Asset impairment and restructuring charges	—	108

Total operating costs and expenses	2,909	3,132
Loss from operations	(700)	(964)
Interest and other income (expense):
Interest income	13	25
Interest and other expense	(19)	(26)
Total interest and other income (expense), net	(6)	(1)
Net loss	$(706)	$(965)
Net income (loss) per share – basic and diluted	$(0.08)	$(0.11)
Weighted-average shares-basic and diluted	8,353	8,474

Reconciliation - GAAP net loss to EBITDA:
GAAP net income (loss)	$(706)	$(965)
Depreciation and amortization	126	242
Interest (income) expense, net	6	1
EBITDA	$(574)	$(722)

VantageMed Corporation

Consolidated Statements Of Cash Flows

(In Thousands)

(Unaudited)

	Three Months Ended March 31,
	2004	2003
Cash flows from operating activities:
Net loss	$(706)	$(965)
Adjustments to reconcile net loss to net cash used for operating activities -
Depreciation and amortization	126	242
Stock-based compensation	13	2
Changes in assets and liabilities -
Accounts receivable	21	264
Inventories	121	(6)
Prepaid expenses and other	49	55
Accounts payable and accrued liabilities	(529)	131
Customer deposits and deferred revenue	449	184
Net cash used for operating activities	(456)	(93)
Cash flows from investing activities:
Purchases of property and equipment	(52)	(82)
Proceeds from maturity of investments	—	506
Proceeds from notes receivable	—	17
Net cash provided by (used for) investing activities	(52)	441
Cash flows from financing activities:
Proceeds from issuance of stock options	8	—
Principal payments on long-term debt	(125)	(121)
Net cash used for financing activities	(117)	(121)
Net increase (decrease) in cash and cash equivalents	(625)	227
Cash and cash equivalents, beginning of period	1,585	1,440
Cash and cash equivalents, end of period	$960	$1,667

VantageMed Corporation

Consolidated Balance Sheets

(In Thousands, Except Share And Per Share Amounts)

	March 31, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$960	$1,585
Short-term investments	765	774
Accounts receivable, net of allowance of $174 and $129, respectively	2,352	2,373
Inventories, net	148	269
Prepaid expenses and other	325	366
Total current assets	4,550	5,367
Property and equipment, net	477	506
Other assets	14	17
Intangibles, net	1,703	1,748
Total assets	$6,744	$7,638
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$421	$461
Accounts payable	1,001	1,162
Accrued liabilities	2,073	2,386
Customer deposits and deferred revenue	3,994	3,545
Total current liabilities	7,489	7,554
Long-term portion of restructuring reserve, net of current portion	317	372
Long-term debt, net of current portion	110	195
Total liabilities	7,916	8,121
Stockholders’ deficit:
Common stock, $0.001 par value, 20,000,000 shares authorized; 8,361,264 and 8,343,770 shares issued and outstanding at March 31, 2004 and December 31, 2003	8	8
Additional paid-in capital	72,504	72,483
Accumulated other comprehensive income	12	16
Accumulated deficit	(73,696)	(72,990)
Total stockholders’ deficit	(1,172)	(483)
Total liabilities and stockholders’ deficit	$6,744	$7,638